Exhibit 99.1

Apollo Endosurgery Appoints Jeannette Bankes to Board of Directors
Veteran Brings 30 Years of Multinational Healthcare Leadership Experience

AUSTIN, Texas (April 4, 2022) - Apollo Endosurgery, Inc. (“Apollo”) (Nasdaq: APEN), a global leader in minimally invasive medical devices for gastrointestinal and bariatric procedures, today announced the appointment of Jeannette Bankes to its Board of Directors, bringing the number of board members to eight. Bankes is the President and General Manager of the Global Surgical Franchise at Alcon, a worldwide developer, manufacturer and marketer of eye care medical devices and ophthalmic products.
“Jeannette Bankes is a seasoned healthcare executive and board member known for applying her tremendous insight, experience and passion for technology to optimize product development and worldwide commercialization,” said Chas McKhann, President and CEO of Apollo Endosurgery. “Known throughout the healthcare industry as a thoughtful and practiced leader, Jeannette has led the development and adoption of technologies designed to combat some of healthcare’s most urgent and complex challenges. Her voice and vision will be a tremendous value in helping guide Apollo as we continue to develop and bring to market less invasive devices to advance therapeutic endoscopy.”
Ms. Bankes brings 30 years of experience in the medical device and pharmaceutical industries to her role on the Apollo Endosurgery Board of Directors. She is a proven industry executive, board advisor and product development expert who has held leadership positions in multinational, billion-dollar healthcare companies, Alcon, Boston Scientific, and Merck & Co. As President and General Manager of Alcon’s Global Surgical Franchise, she oversees a diverse, global product portfolio with approximately $5 billion in annual sales. At Boston Scientific, Ms. Bankes’ most recent role was General Manager, Urology & Pelvic Health. During her 15-year tenure at Boston Scientific, Ms. Bankes served as Vice President of Clinical & Regulatory Affairs. Ms. Bankes began her career with Merck & Co., where she held diverse roles of increasing responsibility in sales, marketing, clinical and biological manufacturing. Ms. Bankes holds a B.S. in Biochemistry and Medical Technology from Kutztown University.
“We are pleased to welcome Jeannette to the Apollo Board of Directors,” said John Barr, Chairman of the Board. “Her broad, global experience in R&D, clinical testing, product registration and new product commercialization will provide the Apollo Endosurgery board with valuable perspectives. We are glad to have her join us to help guide Apollo into the future of transforming care delivery.”
“I’m delighted to be joining the Apollo board at this exciting and critical time for the company,” said Bankes. “I look forward to helping the Apollo team further its mission to deliver innovative, cost effective minimally invasive therapeutic GI and bariatric products and procedures to improve patient care.”
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on the development of next-generation, less invasive devices to advance therapeutic endoscopy designed to treat a variety of gastrointestinal conditions including closure of gastrointestinal defects, managing gastrointestinal complications and the treatment of obesity. Apollo's device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 75 countries today and include the X-Tack™ Endoscopic HeliX Tacking System, the OverStitch™ Endoscopic Suturing System, the OverStitch Sx™ Endoscopic Suturing System, and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.

Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products, the Company’s liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: the ongoing effects of the COVID-19 pandemic; reports of adverse events related to the Company's products, outcomes of clinical studies related to the Company's products, development of competitive medical products by competitors, regulatory approvals and extensive regulatory oversight by the FDA or other regulatory authorities, unfavorable media coverage related to the Company's products or related procedures, coverage and reimbursement decisions by private or government payors, the Company's ability to support the adoption of its products and broaden its product portfolio; the potential size of the Company's addressable markets; the execution of our gross margin improvement projects; global supply chain constraints; the effect of inflationary pressure; and the availability of cash for Apollo’s future operations as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2021. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Contacts

Investors:
Apollo Endosurgery, Inc.
Jeff Black, 512-279-5126
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com

Media:
Health+Commerce
Laurel Hood, 218-341-7270
laurel@healthandcommerce.com